EXHIBIT 3
         to AMENDMENT NO. 2
         to SCHEDULE 13D


                                ESCROW AGREEMENT

         ESCROW AGREEMENT, dated December 28, 2001 (this "ESCROW AGREEMENT"), by and among General Atlantic Partners 74, L.P., a Delaware limited partnership, GAP Star, LLC, a Delaware limited liability company, GAPCO GmbH & Co. KG, a German limited partnership, and GAP Coinvestment Partners II, L.P., a Delaware limited partnership (collectively, the "GAP PURCHASERS"), ProBusiness Services, Inc., a Delaware corporation ("SELLER"), and JPMorgan Chase Bank, as Escrow Agent (the "ESCROW AGENT").

         WHEREAS, the GAP Purchasers and Seller are parties to the Stock Purchase Agreement, dated as of December 20, 2001, (the "PURCHASE AGREEMENT"), pursuant to which the GAP Purchasers are acquiring from Seller an aggregate of 1,333,334 common stock, par value $0.001 per share, of Seller (the "COMMON STOCK");

         WHEREAS, the Purchase Agreement provides for the escrow hereby established to be held by the Escrow Agent; and

         WHEREAS, capitalized terms used herein, unless otherwise indicated, have the respective meanings ascribed to them in the Purchase Agreement.

         Accordingly, the parties agree as follows:

         1.       ESTABLISHMENT OF ESCROW.

                  1.1      ESCROW DEPOSIT.

                           1.1.1    On December 28, 2001, pursuant to Section
1(c) of the Purchase Agreement, the GAP Purchasers will deposit with the Escrow Agent $20,000,010 representing the entire purchase price payable by the GAP Purchasers pursuant to Section 1(c) of the Purchase Agreement for the Purchased Shares (the "PURCHASERS' DEPOSIT") to be held by the Escrow Agent and disbursed in accordance with the terms hereof.

                           1.1.2    On December 28, 2001, pursuant to Section
1(c) of the Purchase Agreement, Seller will deposit with the Escrow Agent an instruction letter to Wells Fargo Shareowner Services, its transfer agent, instructing such transfer agent to issue on the Escrow Release Date stock certificates in definitive form representing the number of Purchased Shares set forth opposite each GAP Purchaser's name on EXHIBIT A to the Purchase Agreement, registered in the name of such GAP Purchasers, and on the Escrow Release Date, but prior to the distributions contemplated by Section 3, the Seller shall further deposit with the Escrow Agent such duly issued and dated stock certificates representing the Purchased Shares (the "SELLER'S DEPOSIT" and, together with the Purchasers' Deposit, the "DEPOSIT").

                           1.1.3    The Escrow Agent acknowledges receipt of and
agrees to accept the Deposit and establish and maintain a separate account for each GAP

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                                                                               2

Purchaser's cash portion of the Purchasers' Deposit as provided herein (the "ESCROW ACCOUNT").

         2.       INVESTMENT OF PURCHASERS' DEPOSIT.

                  2.1 INVESTMENT. The Escrow Agent shall invest any or all of the Purchasers' Deposit and any income or interest earned or accrued with respect thereto only in time deposits and certificates of deposit of any commercial bank incorporated in the United States of America of recognized standing having capital and surplus in excess of $50,000,000. Except as otherwise provided in Section 5.3, in no event shall the Escrow Agent have any liability for any investment hereunder, including, without limitation, any loss of the principal amount of any investment or in connection with the rate of return on any investment.

                  2.2 DISTRIBUTION OF INTEREST. All interest accrued from the date hereof to and including the Escrow Release Date (as defined below) on investments made pursuant to Section 2.1 shall be for the account of each of the GAP Purchasers. On the Escrow Release Date, the Escrow Agent shall distribute to each of the GAP Purchasers all interest then accrued for the account of each of the GAP Purchasers pursuant to this Section 2.2 and not theretofore distributed hereunder.

         3.       DISTRIBUTIONS FROM THE ESCROW.

                  3.1      DISTRIBUTIONS.

                           3.1.1    Upon satisfaction or waiver of the
conditions set forth in Section 9 and 10 of the Purchase Agreement (the "ESCROW RELEASE CONDITIONS"), the GAP Purchasers and Seller shall each execute and deliver to the Escrow Agent a certificate directing the Escrow Agent to take the action specified in Section 3.1.2 (the "DISTRIBUTION Certificate").

                           3.1.2    Upon receipt by the Escrow Agent of a
Distribution Certificate signed by the GAP Purchasers and the Seller stating that the Escrow Release Conditions have been satisfied, the Escrow Agent shall promptly, but in any case on the business day following receipt thereof, (i) distribute to Seller the Purchasers' Deposit and (ii) deliver to the GAP Purchasers the Seller's Deposit and the interest on the Purchasers' Deposit payable pursuant to Section 2.2 of this Escrow Agreement.

                           3.1.3    For purposes of this Escrow Agreement, the
"ESCROW RELEASE DATE" shall mean the date upon which the Distribution Certificate is delivered by the GAP Purchasers and the Seller.

                           3.1.4    On the earlier of (i) receipt of a joint
notice executed by all of the GAP Purchasers and Seller or (ii) 150 days after the Closing Date (the "ESCROW TERMINATION DATE"), the Escrow Agent shall return the Purchaser's Deposit to the GAP Purchasers and the Seller's Deposit to Seller.

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                                                                               3

                 3.2      DISPUTE NOTICE.

                           3.2.1    If, prior to the Escrow Termination Date,
either the GAP Purchasers or the Seller delivers written notice to the other party and to the Escrow Agent, that such party has determined that the conditions set forth in Sections 9 and 10 of the Purchase Agreement have been satisfied (the "DISPUTE NOTICE"), with the basis for such determination set forth in reasonable detail, the Dispute Notice shall constitute full authority to the Escrow Agent to take the action provided for in this Section 3.1.1 and shall be conclusive on all parties hereto. Upon receipt of a Dispute Notice, the Escrow Agent shall not transfer the Deposit to either the GAP Purchasers or the Seller until either (i) the Escrow Agent receives a Distribution Certificate executed by the GAP Purchasers and the Seller, or (ii) there is a final decision of an arbitrator and the Escrow Agent receives the written final decision in accordance with Section 3.1.2 hereof. A transfer pursuant to section (ii) of the preceding sentence shall be in accordance with such final decision. In the event that a Dispute Notice has been delivered in accordance with this Section 3.1.1, the provisions of Section 3.1.4(ii) shall not apply and the Escrow Agent shall not transfer the Deposit to either the GAP Purchasers or the Seller until either of the conditions set forth in this Section 3.1.1(i) or 3.1.1(ii) have been met.

                           3.2.2    If a Dispute Notice is delivered in
accordance with Section 3.1.1, then the GAP Purchasers and the Seller shall use their best efforts to resolve such dispute in a timely manner. In the event of resolution of such dispute, the GAP Purchasers and the Seller shall both execute a Distribution Certificate setting forth such resolution, shall furnish such Distribution Certificate to the Escrow Agent and the Escrow Agent shall make the distribution in the manner specified in such Distribution Certificate. In the event that the GAP Purchasers and the Sellers are unable to resolve such dispute within fifteen calendar days from the Escrow Agent's receipt of any Dispute Notice, then either party may demand, by written notice to the other, that such issue shall be settled by binding arbitration to be held in New York, New York (an "ARBITRATION DEMAND"). All claims shall be resolved by an arbitrator experienced in matters of corporate finance in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "ARBITRATION RULES"), except as set forth below. The GAP Purchasers and the Seller shall agree on the arbitrator or the arbitrator shall be selected by the President of the American Arbitration Association within fifteen (15) calendar days after the delivery of the Arbitration Demand. The GAP Purchasers and the Company shall each submit written memorandum to the arbitrator and there shall be no hearing or oral testimony. The final decision of the arbitrator shall be furnished to the GAP Purchasers, the Seller and the Escrow Agent in writing. The GAP Purchasers and the Seller shall each bear its own fees (including attorney's fees) and other expenses associated with the arbitration, including fifty percent of the fees of the arbitrator. However, the arbitrator shall have the discretion to declare one party the prevailing party such that the non-prevailing party bears all costs associated with such arbitration. The GAP Purchasers and the Seller hereby accept that the decision of the arbitrator shall be final and binding for both of them.

                  3.3 TAX REPORTING. Seller and each of the GAP Purchasers shall provide the Escrow Agent with its Tax Identification Number (TIN) as assigned by the

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                                                                               4

Internal Revenue Service and an executed W-9 Form. All interest or other income earned under this Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

         4. TERMINATION OF THIS ESCROW AGREEMENT. This Escrow Agreement shall terminate upon the distribution or return of all of the Purchasers' Deposit, all of Seller's Deposit and all other sums and documents held by the Escrow Agent pursuant to this Escrow Agreement.

         5.       DUTIES OF ESCROW AGENT.

                  5.1 DUTIES LIMITED. The Escrow Agent shall perform only the duties expressly set forth herein, and shall not have any liability under, or duty to inquire into, the terms and provisions of any other agreement, including but not limited to the Purchase Agreement, except as expressly set forth herein, in performing its duties hereunder. Except as to the due execution and delivery of this Escrow Agreement by a duly authorized officer, the Escrow Agent has no responsibility as to the validity of this Escrow Agreement or any document related thereto.

                  5.2 RELIANCE. The Escrow Agent may rely upon, and shall incur no liability for acting or refraining from acting upon, any written notice, instruction, request, consent, certificate, statement or other document furnished to it pursuant to this Escrow Agreement and believed in good faith by it to be genuine and to have been signed or presented by the proper party or parties, and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

                  5.3 GOOD FAITH. In no event shall the Escrow Agent have any liability for any error of judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing hereunder, except for its own gross negligence or willful misconduct arising out of or in connection with this Escrow Agreement. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The GAP Purchasers and Seller agree to severally indemnify the Escrow Agent for, and defend and hold it harmless against, any loss, liability or expense arising out of or in connection with its actions as Escrow Agent hereunder, including the reasonable costs and expenses incurred in defending any such claim of liability, except that none of the GAP Purchasers or the Seller shall be liable for any loss, liability or expense incurred on account of the gross negligence or willful misconduct on the part of the Escrow Agent. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or the removal of the Escrow Agent or the termination of this Escrow Agreement. The Escrow Agent may consult with counsel from time to time and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

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                                                                               5

                  5.4 LIMITED NOTICE. The Escrow Agent shall be deemed to have no notice of, or duties with respect to, any agreement or agreements (whether or not a copy thereof is delivered to the Escrow Agent), other than as expressly set forth herein.

                  5.5 LIMITED ACTIONS. The Escrow Agent shall not take any action by reason of any notice or instruction given by any of the parties or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for and (ii) orders or process of any court entered or issued with competent jurisdiction. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by each of the GAP Purchasers and Seller or by an order of a court of competent jurisdiction.

                  5.6      CONFLICTS.

                           5.6.1    In the event that any of the terms and
provisions of any other agreement between any of the parties conflict or are inconsistent with any of the terms and provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects the duties and liabilities of the Escrow Agent.

                           5.6.2    In the event that the Escrow Agent shall be
uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

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                                                                               6

         6.       RESIGNATION; SUCCESSOR ESCROW AGENT.

                  6.1 RESIGNATION. The Escrow Agent may resign at any time by giving 30 days' prior written notice of such resignation to the GAP Purchasers and Seller. On the 30th day following delivery of such notice, the Escrow Agent shall have no further obligation hereunder except to hold the Deposit and any other amounts and documents held by it pursuant to this Escrow Agreement as depositary. After resignation, the Escrow Agent shall have no further obligation to invest amounts then in the Deposit (absent written instructions with respect thereto executed by the Seller and the GAP Purchasers) and shall not take any action until the GAP Purchasers and Seller have jointly designated a successor escrow agent. If the GAP Purchasers and Seller are unable to agree upon a successor escrow agent within 30 days of receipt of notice from the Escrow Agent, the Escrow Agent may designate its successor, and if the Escrow Agent declines to designate its successor, the GAP Purchasers shall designate the successor escrow agent. In each of the foregoing cases, the successor escrow agent shall be a bank or trust company organized under the laws of the United State of America or of the State of California and having a combined capital and surplus of not less than $100,000,000. The Escrow Agent shall promptly deliver the Deposit and any other amounts and documents held by it pursuant to this Escrow Agreement to such successor escrow agent and upon the successor escrow agent's delivery to the GAP Purchasers and the Seller of a written instrument accepting such appointment hereunder, the Escrow Agent shall thereafter have no further obligations hereunder. Upon receipt of the Deposit and other amounts and documents and upon its written acceptance of such appointment, the successor escrow agent shall thereupon be bound by all of the provisions hereof.

                  6.2 TERMINATION. The GAP Purchasers and Seller acting jointly may terminate the appointment of the Escrow Agent hereunder upon notice specifying the date upon which such termination shall take effect. In the event of such termination, the GAP Purchasers and Seller shall jointly appoint and designate in such termination notice a successor escrow agent and the Escrow Agent shall turn over to such successor escrow agent the Deposit and any other amounts and documents held by it pursuant to this Escrow Agreement. Upon receipt of the Deposit and other amounts and documents and its acceptance thereof, the successor escrow agent shall thereupon be bound by all of the provisions hereof, and the Escrow Agent shall have no further obligations hereunder.

         7. FEES AND EXPENSES OF ESCROW AGENT. The GAP Purchasers and Seller shall each pay directly to the Escrow Agent one half of the Escrow Agent's reasonable fees for the Escrow Agent's services hereunder as set forth in EXHIBIT A hereto and all expenses, disbursements and advances (including reasonable attorneys' fees) incurred in carrying out the Escrow Agent's duties hereunder.

         8.       MISCELLANEOUS.

                  8.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission, overnight delivery service or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered

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                                                                               7

personally, telegraphed or sent by facsimile transmission, or by overnight delivery service, one day after the date of deposit to such overnight delivery service or, if mailed, three days after the date of deposit in the United States mail, as follows:

                           if to Seller:

                           ProBusiness Services, Inc.
                           4125 Hopyard Road
                           Pleasanton, CA 94105
                           Attention:  Chief Financial Officer
                           Telecopy:  (925) 737-3500

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional corporation
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Attention:  Elizabeth R. Flint
                           Telecopy:  (650) 493-9300

                           if to the GAP Purchasers:

                           c/o General Atlantic Service Corporation
                           3 Pickwick Plaza
                           Greenwich, CT 06830
                           Telecopy:  (203) 622-8818
                           Attention:  Matthew Nimetz

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention: Douglas A. Cifu, Esq.
                           Telecopy:  (212) 757-3990

                           if to the Escrow Agent:

                           JPMorgan Chase Bank
                           450 West 33rd Street, 15th Floor
                           New York, NY 10001
                           Attention: Lakeesha Middleton
                           Telecopy:  (212) 946-3935

Any party may by notice given in accordance with this Section 8.1 to the other parties designate another address for receipt of notices hereunder. If any notice is required to be

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                                                                               8

given to both the Escrow Agent and another party, such notice shall be given in a manner that results in the same effective date for each such notice.

                           8.1.1    In the event funds transfer instructions are
given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 8.1 above, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

                  8.2 ENTIRE AGREEMENT. This Escrow Agreement is entered into and delivered pursuant to the Purchase Agreement and sets forth the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                  8.3 GOVERNING LAW. This Escrow Agreement shall be governed and construed in accordance with the laws of the State of California without regard to its principles of conflicts of laws.

                  8.4 BINDING EFFECT. This Escrow Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

                  8.5 WAIVERS AND AMENDMENTS. This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or conditions hereof may be waived, only by a written instrument signed by the parties, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  8.6 COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  8.7 FURTHER ASSURANCES. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                  8.8 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

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                                                                               9

                  8.9 HEADINGS. The headings in this Escrow Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

                  8.10 SUCCESSORS. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.



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                                                                              10

                  IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed on the date first written above.

                                GENERAL ATLANTIC PARTNERS 74, L.P..

                                By: General Atlantic Partners, LLC,
                                    its General Partner

                                By: /s/ Matthew Nimetz
                                    -------------------------------------------
                                Name:   Matthew Nimetz
                                Title:  A Managing Member


                                GAPSTAR, LLC

                                By: General Atlantic Partners, LLC,
                                    its Managing Member

                                By: /s/ Matthew Nimetz
                                    -------------------------------------------
                                Name:   Matthew Nimetz
                                Title:  A Managing Member


                                GAPCO GMBH & CO. KG

                                By: GAPCO Management GmbH

                                By: /s/ Matthew Nimetz
                                    -------------------------------------------
                                Name:   Matthew Nimetz
                                Title:  A Managing Member


                                GAP COINVESTMENT PARTNERS II, L.P.

                                By: /s/ Matthew Nimetz
                                    -------------------------------------------
                                Name:   Matthew Nimetz
                                Title:  A Managing Member


                                PROBUSINESS SERVICES, INC.


                                By: /s/ Thomas H. Sinton
                                    -------------------------------------------
                                Name:   Thomas H. Sinton
                                Title:  President
                                Address for Notice to ProBusiness Services,
                                Inc.:
                                        4125 Hopyard Road, Pleasanton, CA 94588


                                JPMORGAN CHASE BANK
                                Escrow Agent

                                By: /s/ Saverio A. Lunetta
                                    -------------------------------------------
                                Name:   Saverio A. Lunetta
                                Title:  Vice President

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                                    EXHIBIT A

                                Escrow Agent Fees


JPMorgan Chase Bank Escrow Agent Fees             $10,000.00